EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into on the date first set forth below by and between THE BON-TON STORES, INC., a Pennsylvania corporation (the "Company"), and ANTHONY BUCCINA (the "Employee") (collectively referred to as the "Parties").

WITNESSETH

WHEREAS, the Parties entered into an employment agreement executed on January 23, 2009 (the "2009 Agreement");

WHEREAS, on April 11, 2011, the Parties executed Amendment No.1 to the 2009 Agreement (the "Amendment") which extended the term of the 2009 Agreement to April 30, 2012 and, in addition, provided specifically enumerated, and mutually-agreed upon, revisions and deletions to the 2009 Agreement;

WHEREAS, the Company has elected not to renew the 2009 Agreement as amended;

WHEREAS, the Company and the Employee desire to continue the employment relationship and the Parties have agreed upon terms under which Employee will continue his employment with the Company;

WHEREAS, Employee has chosen to retire effective the end of the term of this Agreement;

WHEREAS, the Company and the Employee understand that certain provisions of the 2009 Agreement, as amended by the Amendment, relating to payments required to be made in certain circumstances following the Employee's involuntary termination of employment or resignation for Good Reason are not in compliance with the requirements of Section 409 A of the Internal Revenue Code of 1986, as amended (the "Code");

WHEREAS, the Company and the Employee desire to modify such provisions so as to bring them into compliance with Code Section 409A as permitted pursuant to IRS Notice 2010-6 (the "IRS Notice"); and

WHEREAS, the Parties agree that the present Agreement replaces, supersedes and renders void the 2009 Agreement and the Amendment in their entirety.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the adequacy of which are acknowledged by both the Company and the Employee, and intending to be legally bound hereby, the Parties agree as follows:

SECTION ONE
POSITION AND RESPONSIBILITIES

A.           The Company hereby agrees to employ Employee subject to the general supervision, orders, advice and direction of the Company, and subject to the terms of this Agreement. Employee hereby accepts employment by the Company as the Company's Vice Chairman, President-Merchandising. Employee will perform duties as determined by the Chief Executive Officer of the Company. Employee shall report directly to the Chief Executive Officer or such other senior executive officer of the Company designated by the Chief Executive Officer or the person performing the duties of the Chief Executive Officer. In addition, Employee shall be a member of the Management Committee and the Operating Committee.

B.           Throughout the term of this Agreement (as defined below), Employee shall devote his entire working time, energy, attention, skill and best efforts to the affairs of the Company and to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. Approval of board memberships and participation in lectures and teaching activities will be at the discretion of the Chief Executive Officer; however, such approval will not be unreasonably withheld, provided that such activities do not significantly interfere with Employee's duties under this Agreement.

C.           Employee shall comply with the Company's Code of Ethical Standards and Business Practices and all employment policies of general applicability. Employee further agrees that he will maintain the Company's high standards in dealing with vendors, customers, consultants and employees in an ethical, honest, courteous and respectful manner.

SECTION TWO
TERM

This Agreement shall become effective on April 30, 2012, provided that this Agreement has been signed by Employee and the Company and these terms approved by the Human Resources and the Compensation Committee ("HRCC") of the Company's Board of Directors.  The term of this Agreement shall be from April 30, 2012 until February 15, 2013 (the “Term”), unless sooner terminated in accordance with Section Five (5), below.

SECTION THREE
PLACE OF PERFORMANCE

Employee shall be based at the office of the Company in Milwaukee, Wisconsin, except for travel required for Company business.

SECTION FOUR
COMPENSATION AND BENEFITS

A.           Base Salary.  Employee shall receive a Base Salary at the annual rate of $850,000.00, as currently in effect on the date of this Agreement.  This Base Salary, less taxes and normal deductions, shall be paid to Employee in substantially equal installments in accordance with the Company's regular executive payroll practices in effect from time to time.

B.           Performance Based Compensation.

1.           Cash Bonus.  For the Company's Fiscal Year 2012, Employee shall be eligible for a bonus under the Cash Bonus Plan (the "Cash Bonus") with the following parameters: a target bonus of 100% of Employee’s Base Salary in effect on the last day of the Company's 2012 Fiscal Year; a threshold bonus and a maximum bonus shall be as determined from time to time by the Company consistent with other similar senior executives under the Cash Bonus Plan. The performance measures and weighting of these performance measures shall be determined by the HRCC consistent with its determinations for other senior executives under the Cash Bonus Plan.

Nothing herein is a guarantee that any Cash Bonus will be paid.

To the extent reasonably practicable, the Cash Bonus shall be computed within 90 days following the close of the Company's 2012 Fiscal Year and paid within 30 days of its computation. Employee must be employed on the last day of the Company's 2012 Fiscal Year to be eligible to receive a Cash Bonus.

2.           Retention Bonus.  Employee has chosen to retire effective the end of the Term and the Company desires to retain employee until the end of the Term, subject to the limitations set forth in Section Five, below. For the purpose of transitioning Employee's duties, responsibilities, institutional knowledge, and vendor, consultant and client relationships to the Company's designee, subject to the terms and conditions set forth below, the Company agrees to pay Employee a retention bonus in the amount of one times his Base Salary. Employee must be employed by the Company on February 15, 2013 to be eligible to receive the Retention Bonus.

In the event that Employee is eligible for the Retention Bonus, the Retention Bonus shall become payable following the expiration of the Term, and, paid in full no later than March 15, 2014, in bi-weekly installments commencing as soon as practicable after the employee has signed, and does not timely revoke, a general release of claims (including, without limitation, contractual, common law and statutory claims) against the Company and its officers, directors, employees and agents (the "Release").

3.           Restricted Stock.  On the date this Agreement becomes effective, the Company shall grant to Employee 37,500 shares of restricted common stock under the Company's 2009 Omnibus Incentive Plan in accordance with the terms of the Restricted Stock Agreement -Performance Shares attached hereto as Attachment A.  In consideration for such grant of restricted stock, Employee forfeits, as of the date this Agreement becomes effective, the 75,000 shares of time-based restricted stock granted pursuant to the Restricted Stock Agreement dated April 18, 2011.

4.           Acceleration of Vesting of Restricted Stock.  Subject to the terms and conditions set forth herein, the 10,000 shares of time-based restricted stock granted to Employee on April 12, 2010, which would vest on April 12, 2013, shall vest no later than March 15, 2013. Employee must be employed by the Company on February 15,2013 (or have resigned for Good Reason or discharged other than for Cause, as such terms are defined in Section Five below) in order for such acceleration of vesting to occur. The acceleration shall be conditioned upon the Employee having signed, and not timely revoked, a Release and the vesting date shall be as soon as practicable after Employee has signed, and does not timely revoke, a Release.

C.           Allowances.  The Company will reimburse employee on a one-time basis for reasonable attorney's fees expended in review of this Agreement, up to a maximum of $5,000.

D.           Medical Insurance.  During the Term, Employee and his eligible dependents shall be eligible to participate in the Company's group medical, dental and vision plans (the "Health Plans") in accordance with the terms of the Health Plans and, subject to the restrictions and limitations contained in the insurance agreement or agreements.

E.           Other Benefits.  Employee shall be eligible to participate in the Company's profit sharing plan, deferred compensation plan, discount program, vacation plan, long-term disability plan and employee benefit programs generally made available to other employees of the Company, subject to their respective generally applicable eligibility requirements, terms, conditions and restrictions; provided, however, that the Retention Bonus or Severance Payment under this Agreement for which Employee may be eligible, shall be in lieu of any severance benefits otherwise provided by the Company.

Nothing in this Agreement shall preclude the Company from amending or terminating any such insurance, benefit, program or plan so long as the amendment or termination is applicable to the Company's executives participating in such insurance, benefit, program or plan generally. Moreover, the Company's obligations under this provision shall not apply to any insurance, benefit, program or plan made available on an individual basis to one or more select executive employees by contract if such insurance, benefit, program or plan is not made available to all executive employees. With respect to Employee's participation in the Company's vacation plan, Employee shall be eligible for four weeks of vacation during the 2012 calendar year, which vacation entitlement shall be pro-rated in the event that Employee is not employed by the Company for the duration of the Term.

F.           Business Expenses.  The Company shall pay or reimburse Employee for reasonable entertainment and other expenses incurred by Employee in connection with the performance of Employee's duties under this Agreement upon receipt of vouchers therefor and in accordance with the Company's regular reimbursement procedures and practices in effect.

SECTION FIVE
TERMINATION OF EMPLOYMENT

Notwithstanding any other provision of this Agreement, Employee's employment and all of the Company's obligations or liabilities under this Agreement may be terminated immediately in any of the following circumstances:

A.           Disability or Incapacity. In the event of Employee's physical or mental inability to perform his essential duties and/or functions as defined by the Company, with or without reasonable accommodation, for a period of 13 consecutive weeks or for a cumulative period of 26 weeks during the term of this Agreement.

B.           Death of Employee.

C.           Resignation for Good Reason.  Employee may resign for "Good Reason" (as defined below) upon 30 days' written notice by Employee to the Company. The Company, in its discretion, may waive Employee's obligation to work during this 30-day notice period and terminate his employment immediately. For purposes of this Agreement, "Good Reason" shall mean any of the following violations of this Agreement by the Company: (i) any reduction in Employee's Base Salary during the Term; (ii) any reduction in Employee's potential bonus target percentage amounts; (iii) any relocation of Employee from Milwaukee, Wisconsin; and (iv) any substantial breach by the Company of any material provision of this Agreement. Notwithstanding the foregoing, the acts or omissions described above shall not constitute "Good Reason" unless Employee provides the Company with written notice detailing the matters he asserts to be "Good Reason" which the Company does not cure within thirty (30) days of receiving the written notice.

D.           Discharge for Cause.  The Company may discharge Employee at any time for "Cause," which shall be limited to: (i) Employee's material and serious breach or neglect of Employee's responsibilities; (ii) willful violation or disregard of standards of conduct established by law; (iii) willful violation or disregard of the standards of conduct set forth in the Company's Code of Ethical Standards and Business Practices and all Company employment policies of general applicability; (iv) fraud, willful misconduct, misappropriation of funds or other dishonesty; (v) disclosure of the Company's confidential information; (vi) conviction of a crime of moral turpitude; (vii) any misrepresentation made in this Agreement; or (viii), any material breach by Employee of any provision of this Agreement (including, without limitation, acceptance of employment with another company or performing work or providing advice to another company, as an employee, consultant or in any other similar capacity while still an employee of the Company).

E.           Discharge without Cause.  Notwithstanding any other provision of this Agreement, Employee's employment may be terminated by the Company at any time without Cause.

F.           Resignation without Good Reason.  Notwithstanding any other provision of this Agreement, Employee's employmentmay be terminated by Employee without Good Reason.

G.           Change in Control.  In the event of a Change of Control of the Company, provided the Company or Surviving Company (as defined below) continues to pay Employee his Base Salary and provide materially comparable benefits, Employee shall be prohibited from resigning for Good Reason during the Term. For purposes of this Agreement, a Change of Control shall be deemed to occur if:

1.           any person who is not an affiliate of the Company on the date hereof becomes a beneficial owner of a majority of the outstanding voting power of the Company's capital stock;

2.           the shareholders of the Company approve and there is consummated any plan of liquidation providing for the distribution of all or substantially all of the Company's assets;

3.           there is consummated a merger, consolidation or other form of business combination involving the Company, or, in one transaction or a series of related transactions, a sale of all or substantially all of the assets of the Company, unless, in any such case:

(a)           the business of the Company is continued following such transaction by a resulting entity (which may be, but need not be, the Company) (the "Surviving Company"); and

(b)           persons who were the beneficial owners of a majority of the outstanding voting power of the Company immediately prior to the completion of such transaction beneficially own, by reason of such prior beneficial ownership, a majority of the outstanding voting power of the Surviving Company (or a majority of the outstanding voting power of the direct or indirect parent of the Surviving Company, as the case may be) immediately following the completion of such transaction; or

4.           any person beneficially owns shares of the Company's capital stock possessing a greater voting power than held in the aggregate by M. Thomas Grumbacher, any member of his family, any trust for the primary benefit or M. Thomas Grumbacher or any member of his family, and any charitable foundation of which M. Thomas Grumbacher is a founder or co-founder with his wife (collectively, the "Grumbacher Affiliates"), or if the Grumbacher Affiliates control less than twenty percent (20%) of the outstanding voting power of the Company's capital stock.

For purposes of this Section, the terms "person," "beneficial owner," "beneficial ownership," "affiliate" and "control" shall have the meanings ascribed to such terms under Sections l3(d) and 3(a)(9) and Rule l3d-3 under the Securities Exchange Act of 1934 as amended, and Rule 501 under the Securities Act of 1933 as amended, as applicable.

SECTION SIX
PAYMENTS UPON TERMINATION

A.           Discharge Without Cause or Resignation for Good Reason.  If Employee is discharged without Cause or resigns for Good Reason during the Term, Employee shall receive:

1           severance pay equal to two times his Base Salary (the "Severance Payment"); and

2           be paid a stipend equal to an amount that represents the amount Employee would have to pay as a monthly COBRA premium for the insurance coverage for the group medical and dental plans as would be applicable to Employee at the date of termination of employment for two (2) years, which stipend shall be paid in the same time and manner as the Severance Payment referred to below ("the Stipend").

The Severance Payment and Stipend shall be payable in equal installments in accordance with the Company's payroll practices commencing as soon as practicable after the employee has signed, and does not timely revoke, a general release of claims (including, without limitation, contractual, common law and statutory claims) against the Company and its officers, directors, employees and agents (the "Release"). All payments shall be made as though payments had commenced as of the payroll period immediately following the date of Employee's separation from service; provided, however, that any payments that would have been made prior to the date the Release becomes irrevocable shall be paid as soon as practicable following such date; and provided, further, that in the event any payments under this Section Six (6).A. that are determined to be payments of nonqualified deferred compensation that is subject to Code Section 409A that would be in violation of Code Section 409A(a)(2)(B)(i) (regarding payments upon separation from service of a "specified employee") if paid when otherwise payable shall be deferred to the date which is six (6) months following the Employee's separation from service.  The Parties intend that this Section Six (6).A. constitute a corrective amendment to provisions of the 2009 Agreement as amended by the Amendment, and that this correction represents the appropriate correction as provided for under the IRS Notice (regarding plan provisions that grant impermissible discretion with respect to payments of nonqualified deferred compensation following a permissible payment event) and shall be interpreted consistent with the terms of the IRS Notice.

In the event that Employee is eligible for the Severance Payment and Stipend pursuant to this Section, the Severance Payment and Stipend shall be paid in lieu of any other severance or separation payments to which Employee may be entitled by reason of any other policy or agreement with the Company, including, but not limited to the 2009 Agreement as amended and any severance plan sponsored by Saks, Inc. or the Company.

In the event that Employee is discharged without Cause or resigns for Good Reason, he will not be entitled to receive the Retention Bonus as fully described in Section Four (4)(B)(2).  Employee agrees and acknowledges specifically that he is not entitled to receive both the Severance Payment and the Retention Bonus. Any Cash Bonus to which Employee may be entitled shall be paid in strict accordance with the terms and conditions of the Cash Bonus Plan. Employee shall have no duty to mitigate his damages (if any) and the amounts due Employee under this Section Six (6) A shall not be reduced by any payments received from other sources.

B.           Death.  In the event of his death prior to the expiration of the Term, Employee's estate shall be entitled only to Employee's Base Salary for any days worked prior to his death, amounts payable on account of Employee's death under any insurance or benefit plans or policies maintained by the Company, and any vested benefits to which Employee is entitled under the Company's stock option and employee benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans. Employee acknowledges specifically that, upon his death prior to the expiration of the Term, the Company is not obligated to his estate for, and he is not entitled to, the Severance Payment, the Retention Bonus or the Stipend. Any Cash Bonus to which Employee may be entitled shall be paid in strict accordance with the terms and conditions of the Cash Bonus Plan.

C.           Disability or Incapacity.  On termination for disability or incapacity, Employee's estate shall be entitled only to his Base Salary for any days worked prior to the date of termination, amounts payable on account of disability or incapacity under any insurance or benefit plans or policies maintained and any vested benefits to which Employee is entitled under the Company's stock option and employee benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans. Employee acknowledges specifically that, upon his termination for disability or incapacity, he is not entitled to, the Severance Payment, Stipend or the Retention Bonus. Any Cash Bonus to which Employee may be entitled shall be paid in strict accordance with the terms and conditions of the Cash Bonus Plan.

D.           Discharge for Cause or Resignation Without Good Reason.  If Employee is discharged for Cause or resigns without Good Reason, Employee shall be entitled only to his Base Salary for any days worked through the date of termination and any vested benefits to which Employee is entitled under the Company's stock option and employee benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans. Employee acknowledges specifically that, upon his termination for Cause or his resignation without Good Reason, he is not entitled to the Severance Payment, Stipend or the Retention Bonus. Any Cash Bonus to which Employee may be entitled shall be paid in strict accordance with the terms and conditions of the Cash Bonus Plan.

E.           Change in Control.  In lieu of the Section Six (6).A., above, the provisions of this Section (6).E. shall be applicable if Employee is discharged without Cause or resigns for Good Reason during the Term as a result of a Change in Control as defined in Section Five (5)G above.

1.           Options and Restricted Shares.  Employee's Options and Restricted Shares are governed by the terms of The Bon-Ton Stores, Inc. Restricted Stock Agreement –Performance Shares (dated April 18, 2011); The Bon-Ton Stores, Inc. Restricted Stock Agreement (dated April 18, 2011); and The Bon-Ton Stores, Inc. Restricted Stock Agreement (dated April 12, 2010) (The vesting of these shares granted in 2010 may be accelerated to February 15,2013 subject to HRCC approval) (collectively referred to as the "Stock Agreements").

2.           Change of Control Payment.  Employee shall receive a "Change of Control Payment," pursuant to the terms and conditions set forth in Section 6.E.4., below, in the event that Employee: (a) is discharged without Cause during the Term following the consummation of a Change in Control; or (b) resigns from the Company with Good Reason during the Term following the consummation of a Change in Control.  If Employee is discharged without Cause or resigns for Good Reason during the Term following the consummation of a Change in Control, Employee shall receive a Change in Control Payment which is the lesser of:

(a)           Two times the sum of Employee's Base Salary, plus two times the three-year average of his Cash Bonus in the amount of $476,092.00 (for the fiscal years of 2009,2010 and 2011) (the "Change in Control Payment"); or

(b)           The "280G Permitted Payment" as described below.

3.           280(G) Permitted Payment.  Notwithstanding any other provision of this Agreement, if the aggregate present value of the "parachute payments" to the Employee, determined under Section 280G(b) of the Code, would be at least three (3) times the "base amount" determined under Code Section 280G, then the "280G Permitted Payment" shall be the maximum amount that may be paid as a Change of Control Payment under this Section such that the aggregate present value of such "parachute payments" to the Employee is less than three (3) times his "base amount."  In addition, in the event the aggregate present value of the parachute payments to the Employee would be at least three (3) times his base amount even after a reduction of the Change of Control Payment to $0 (all as determined for purposes of Code Section 280G), compensation otherwise payable under this Agreement and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Company or any other affiliate thereof shall be reduced so that the aggregate present value of such parachute payments to the Employee, as determined under Code Section 280G(b) is less than three (3) times his base amount.  Any decisions regarding the requirement or implementation of such reductions shall be made by such tax counsel as may be selected by the Company and acceptable to the Employee.

4.           Terms and Conditions of Change of Control Payment or 280G Permitted Payment.  The Change in Control Payment or 280G Permitted Payment shall be payable in a lump sum as soon as practicable after the employee has signed, and does not timely revoke, a general release of claims (including, without limitation, contractual, common law and statutory claims) against the Company and its officers, directors, employees and agents (the "Release") and not earlier than is permitted under Section 409A of the Code.

In the event that Employee is eligible for the Change in Control Payment or 280G Permitted Payment pursuant to this Section (6).E., such payment shall be paid in lieu of any other bonus or severance or separation payments to which Employee may be entitled by reason of any other provision of this Agreement, or policy or agreement with the Company, including, but not limited to the 2009 Agreement as amended and any severance plan sponsored by Saks, Inc. or the Company.

In the event that Employee is discharged without Cause or resigns for Good Reason during the Term following the consummation of a Change in Control, he will not be entitled to receive the Severance Payment, Stipend or Retention Bonus. Any Cash Bonus to which Employee may be entitled shall be paid in strict accordance with the terms and conditions of the Cash Bonus Plan.

F.           Vested Benefits.  Nothing in this Section Six (6) shall be deemed to limit or release Employee's right to any vested benefits to which he is otherwise entitled under the Company's stock options and employee benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in these plans.

SECTION SEVEN
TRADE SECRETS, CONFIDENTIAL INFORMATION AND EMPLOYEE WORKS

In the course of Employee's employment with the Company, Employee has had access to and developed the Company's sensitive and valuable trade secrets and confidential information, the misuse, misapplication and/or disclosure of which may cause substantial and possibly irreparable damage to the business and asset value of the Company. Employee further recognizes and acknowledges that the Company is engaged in activities which involve, and will in the future continue to involve, the use of skilled experts and the expenditure of substantial amounts of time and money. As a result of such investments of skill, time, and money, the Company has developed certain Trade Secrets and Confidential Information which give the Company significant advantages over its competitors.  Due to the nature of Employee's employment with the Company, Employee will continue to have access to and/or will participate in the development of Trade Secrets and Confidential Information. These constitute valuable, special and unique assets of the Company. Accordingly, by signing below, Employee accepts and agrees to be bound by the following:

A.           For purposes of this Section Seven (7), the following definitions shall apply:

1.            "Trade Secrets" shall mean information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, procedures, financial data, financial plans, product plans, or a list of actual or potential customers, consultants, or vendors which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also shall include, without limitation, any information described in this Section (7)A.1. which the Company obtains from another party which the Company treats as proprietary or designates as Trade Secrets, whether or not owned or developed by the Company. Trade Secrets may include (to the extent that they otherwise comport with the definition set forth herein), information with respect to the Company's customers, consultants or vendors; the fees it obtains or has obtained from services rendered; its manner of operations; its plans, procedures and/or processes; customer, consultant or vendor lists; information regarding the Company's employees, accounts, loans, sales, marketing methods, financial condition, systems, software; accounting methods, policies, plans, procedures, strategies or techniques; research or development projects or results; and/or other confidential and proprietary data.

2.            "Confidential Information" shall mean any data or information, other than Trade Secrets, that is of value to the Company and is not generally known to competitors of the Company. To the extent it is consistent with the foregoing, Confidential Information includes, but is not limited to, lists of any information about the Company's business methods, and contracts and contractual relations with the Company's customers, vendors, consultants and employees to the extent any of the foregoing information is not considered a Trade Secret under Section (7)A.1., above.  Confidential Information also shall include, without limitation, any information described in this Section which the Company obtains from another party which the Company treats as proprietary or designates as confidential information whether or not owned or developed by the Company. Confidential Information may include (to the extent that they otherwise comport with the definition set forth herein), information with respect to the Company's customers or vendors; the fees it obtains or has obtained from services rendered; its manner of operations; its plans, procedures and/or processes; customer, consultant or vendor lists; information regarding the Company's employees, accounts, loans, sales, marketing methods, financial condition, systems, software; marketing and sales promotion plans and strategies; accounting methods, policies, plans, procedures, strategies or techniques; research or development projects or results; and/or other confidential and proprietary data.

3.            "Employee Works" shall mean any and all works of authorship, code, inventions, discoveries, business methods, compilations and work product, whether or not patentable or eligible for copyright, and in whatever form, which Employee creates, makes or develops during the time that he is employed by the Company, whether (i) on or outside of the premises of any Company office, (ii) during or outside regular business hours with the Company, and/or (iii) using the Company's resources or equipment or his own personal equipment, that relate in any way to services and/or works being provided by the Company during the time that Employee is employed by the Company and/or relate in any way to services and/or works that the Company is in the process of developing during the time that Employee is employed by the Company.

4.            Notwithstanding the foregoing, Trade Secrets and Confidential Information shall not include any materials or information to the extent that is (i) is or becomes publicly known or generally utilized by others engaged in the same business or activities in which the Company utilized, developed, or otherwise acquired such information other than by any unauthorized disclosure; or (ii) is known to Employee prior to his employment with the Company having been lawfully received from parties other than the Company; or (iii) is furnished to others by the Company with no restrictions on disclosure. Failure to mark any of the Trade Secrets or Confidential Information as confidential shall not affect their status as Trade Secrets or Confidential Information under this Agreement.

B.           For the reasons set forth above, Employee covenants and agrees to all of the following:

1.           During the term of Employee's employment with the Company, and any time after the termination of that employment relationship, whether such termination is voluntary or involuntary, Employee will not, except as expressly authorized or directed by the Company, use, copy, duplicate, transfer, transmit, disclose, or permit any unauthorized person access to, any Trade Secrets or Confidential Information belonging to the Company, any of the Company's customers or vendors, and/or any related third party.

2.           Upon request of the Company, and in any event upon Employee's termination of employment with the Company, whether such termination is voluntary or involuntary, Employee agrees to deliver to the Company all materials, including, but not limited to, memorada, notes, records, tapes, documentation, discs, manuals, files, other documents, and all copies thereof in any form ("the Company Property") that belongs to the Company or that concerns or contains Trade Secrets, Confidential Information, or Employee Works that are in his possession, whether made or compiled by Employee, furnished to Employee or otherwise obtained by him or in his possession or control.

3.           All Employee Works shall be the sole and exclusive property of the Company. Employee will promptly disclose to the Company any such Employee Works and shall execute and deliver such confirmatory assignments, instruments, or documents as the Company deems necessary or desirable without requiring the Company to provide any fm1her consideration therefore. Employee agrees to and hereby does assign to the Company all right, title, and interest in and to any and all Employee Works, including all worldwide copyrights, patent rights, and all Trade Secrets and all Confidential Information embodied therein. Employee waives any and all rights that he may have in my Employee Works, including, but not limited to, the right to acknowledgment as author.

C.           The intent of this Section Seven (7) is to provide the Company with all remedies afforded to it under applicable law, including, but not limited to, those remedies available under the Uniform Trade Secrets Act.

SECTION EIGHT
NON-COMPETITION AND NON-SOLICITATION

Employee acknowledges and agrees that during his employment with the Company, he will be, and has been, introduced to and otherwise have contact with the Company's customers, consultants, independent contractors and vendors. Employee acknowledges and agrees that the Company's relationship with its vendors, consultants, independent contractors and customers (hereinafter referred to as the "Company Contacts") is of tremendous value to the Company, and that the Company is allowing Employee access to these Company Contacts for the single and sole purpose of furthering the Company's business relationship with these Company Contacts. Accordingly, in addition to any other limitation imposed by law and/or this Agreement, Employee agrees as follows:

A.           During the course of Employee's employment with the Company, and for a period of eighteen (18) months following the termination of his employment with the Company (whether such termination is voluntary or involuntary), Employee will not, either on his own behalf or on behalf of any other person, firm, or corporation, whether as a principal, agent, employee, consultant, independent contractor, stockholder, partner, officer, member, director, sole proprietor, or otherwise, contact or solicit (either directly or indirectly) any of the Company's Contacts for the purpose of providing services to the Company's Contacts that are the same or similar to any services provided by the Company.

B.           During the course of Employee's employment with the Company, and for a period of eighteen (18) months following the termination of Employee's employment with the Company (whether such termination is voluntary or involuntary), Employee will not, either on his own behalf or on behalf of any other person, firm, or corporation, whether as a principal, agent, consultant, independent contractor, employee, stockholder, partner, officer, member, director, sole proprietor, or otherwise, provide services (either directly or indirectly) to any of the Company's Contacts that are the same or similar to any services provided by the Company.

C.           For a period of eighteen (18) months following the termination of Employee's employment with the Company (whether such termination is voluntary or involuntary), Employee will not, either on his own behalf or on behalf of any other person, film, or corporation, whether as a principal, stockholder, partner, consultant, employee, independent contractor, or sole proprietor provide services on behalf of, or be financially interested in, the retail department store business of any Competitor of the Company. For purposes of this Agreement, a Competitor means each of Macy's, Dillard's Inc., Kohl's Corporation, Belk, Inc. and J.C. Penney, Inc. or the affiliates and successors of each of them.

D.           Employee acknowledges specifically that he has been provided adequate and reasonable consideration for the promises made by him within Section Eight (8). The provisions of this Section Eight (8) shall survive the cessation of Employee's employment for any reason, as well as the expiration of this Agreement at the end of its telll1 or at any time prior thereto.

E.           Definition.  For purposes of this within Section Eight (8), the term "the Company Contacts" means any individual or entity (a) from whom or which the Company received, prior to the termination of Employee's employment with the Company, a monetary fee or other payment in exchange for services rendered; (b) for whom or which the Company agreed prior to the termination of Employee's employment to perform services in exchange for a monetary fee; (c) with whom or which Employee personally met during the course of his employment with the Company for the purpose of soliciting business on behalf of the Company; (d) and/or who or which was being actively solicited by any Company employee during the twelve (12) month period immediately preceding the termination of Employee's employment.

SECTION NINE
RECRUITMENT OF EMPLOYEES

Employee acknowledges and agrees that, as a result of his employment with the Company, he has been, and will be, introduced to and otherwise have contact with the Company's employees. Employee acknowledges and agrees that the Company's relationship with its employees is of tremendous value to the Company, and that the Company allows Employee access to these employees for the single and sole purpose of furthering its business objectives. Accordingly, in addition to any other limitation imposed by law and/or this Agreement, Employee agrees that during the period of his employment with the Company and for a period of eighteen (18) months following the termination of his employment with the Company (whether voluntary or involuntary), Employee will not recruit or otherwise encourage any of the Company's employees (including temporary employees) to seek employment with any other entity. For purposes of this Section Nine (9), the term "employees" includes individuals who were employed by the Company within six (6) months prior to the date of his termination.

SECTION TEN
REASONABLENESS

Employee acknowledges that he has carefully read and considered Sections Seven (7), Eight (8) and Nine (9), above and, having done so, agrees that the restrictions set forth in these Sections are fair and reasonable, and are legitimately required for the protection of the Company's business interests and goodwill. In the event that any part or portion of Sections Seven (7), Eight (8) and/or Nine (9) is deemed by a court of competent jurisdiction to be overbroad or otherwise invalid, Employee authorizes said court to enforce the Section(s) at issue to the fullest extent possible to protect the interests of the Company.

SECTION ELEVEN
COMPANY'S REMEDIES FOR BREACH

A.           Employee recognizes and agrees that damages in the event of a breach by him of Sections Seven (7), Eight (8) and/or Nine (9), above, would be difficult, if not impossible, to ascertain, and Employee therefore agrees that, if such breach occurs, the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief, in any court of competent jurisdiction, enjoining any such breach, and Employee hereby waives any and all defenses he may have on the grounds of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. Employee also agrees that the Company shall not be required to post any bond or surety in order to obtain such injunction or relief. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Company may possess, including, but not limited to, damages from Employee and an equitable accounting of all conm1issions, earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  Further, in the event that Employee breaches any provision of Sections Seven (7), Eight (8) and/or Nine (9), above, and the Company successfully seeks to obtain compliance therewith and/or damages, Employee will be responsible for the reasonable costs incurred thereby by the Company, including reasonable attorneys' fees.

B.           If Employee violates Sections Eight (8) and/or Nine (9), above, and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the applicable restrictive period(s). Accordingly, the covenants set forth in Sections Eight (8) and/or Nine (9), above, shall be deemed to have the duration specified therein, computed from the date the relief is granted, but reduced by the time between the period when the restriction began to run and the date of Employee's first violation of the applicable covenant(s).

SECTION TWELVE
SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon the parties to this Agreement and their respective heirs, administrators, executors, successors and assigns. For purposes of this Agreement, the term "Company" shall include not only The Bon-Ton Stores, Inc., but also any of its successors, assigns, subsidiaries or affiliates. Employee consents to the assignment of this Agreement to any purchaser of the Company.

Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign or delegate any of his rights or obligations hereunder, except that he may assign certain rights hereunder if agreed to in writing by the Chief Executive Officer.

Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity that assumes this Agreement and all obligations and undertakings of the Company hereunder. Under such a consolidation, merger or transfer of assets and assumption, the term "the Company" as used herein, shall mean such other entity and this Agreement shall continue in full force and effect.

SECTION THIRTEEN
TAX-RELATED ISSUES

A.           Employee agrees that he is responsible for paying any and all federal, state and local income taxes assessed with respect to any money, benefits or other consideration received from the Company and that the Company is entitled to withhold any tax payments from amounts otherwise due Employee to the extent required by applicable statutes, rulings or regulations.

B.           Compliance With Code Section 409A.

1.          Notwithstanding anything to the contrary herein, no payment otherwise required to be made hereunder that the Company determines constitutes a payment of nonqualified deferred compensation for purposes of Section 409 A of the Code shall be paid to Employee at a time or in a manner that will be treated as a violation of the distribution rules of Code Section 409A(a)(2) and no alternative form of payment of such amount(s) shall be permitted to be made hereunder if such alternative benefit form would violate any of the requirements of Code Section 409A(a)(3) or (4) relating to acceleration of benefits and Changes in time and form of distribution (taking into account any regulations or other guidance issued by Treasury or the Internal Revenue Service with regard to these Code provisions as may be in effect from time to time).

2.           The intent of this provision is to ensure that no additional lax liabilities are imposed on any payments or benefits provided hereunder pursuant to Code Section 409 A, and may require, for example, a delay in commencement of payments until six months after Employee's termination of employment with the Company. In the event any payment is delayed by reason of this Section, such payment shall, when made, be increased by all amount representing "interest" from the date payment would otherwise have been made, through the date payment is actually made, calculated using the Company's cost of borrowing as the interest rate, as determined by the Company at its discretion.

SECTION FOURTEEN
ENTIRE UNDERSTANDING

This Agreement, the Cash Bonus Plan and the Stock Agreements constitute the entire understanding between the Company and Employee with respect to the subject matter hereof and supersedes all prior and contemporary agreements and understandings, inducements or conditions, express or implied, written or oral, between the Company and Employee except as herein contained, including but not limited to, the 2009 Agreement and Amendment.

SECTION FIFTEEN
MODIFICATIONS

This Agreement may not be modified orally but only by written agreement signed by Employee and the Company's Chief Executive Officer or such other person as the Board may designate specifically for this purpose.

SECTION SIXTEEN
SEVERABILITY

In the event that any part of this Agreement shall be held unenforceable or invalid, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part thereof. In the event that any of the provisions of Sections Eight (8) and/or Nine (9) relating to the time period restricting Employee's activities are found by a court of competent jurisdiction to be unenforceable, then the period of time restricting Employee's activities as set forth in those Sections shall be deemed to be the maximum time period which said court of competent jurisdiction deems valid and enforceable in any jurisdiction in which such court of competent jurisdiction shall be convened.

SECTION SEVENTEEN
NOTICES

All notices, requests, demands and other communications required or permitted under tills Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered (personally, by courier service such as UPS, or by messenger) or when deposited in the United States mail, registered or certified mail, postage pre-paid, return  receipt requested, addressed as set forth below:

A.           If to the Company:

The Bon-Ton Stores, Inc.
331 W. Wisconsin Avenue Milwaukee, WI 53203
Attention: Chief Executive Officer
with a copy to:

The Bon-Ton Stores, Inc.
2801 East Market Street
York, PA 17402
Attention: General Counsel

B.            If to Employee:

Anthony Buccina
1963 W. Hidden Reserve Court
Mequon, WI 53092

In addition, notice by mail shall be by air mail or courier if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

SECTION EIGHTEEN
NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

SECTION NINETEEN
WAIVER

Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any light, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the pat1y assel1ed to have granted such waiver.

SECTION TWENTY
SECTION HEADINGS

The section headings in this Agreement are for convenience only, and, as such, they form no part of this Agreement and shall not affect its interpretation.

SECTION TWENTY-ONE
GOVERNING LAW AND JURISDICTION

The validity, legality, and constl1lction of this Agreement or of any of its provisions shall be governed exclusively by the laws of the Commonwealth of Pennsylvania.  If any part of this Agreement should be found by a court of competent jurisdiction to be unenforceable in whole or in part, then Employee agrees that such court may enforce this Agreement to the fullest extent permissible under the law, and to the fullest extent necessary to carry out the intentions of the Parties as set forth in this Agreement. In the event a dispute or claim should arise regarding this Agreement, jurisdiction and venue of any such action shall be in York County, Pennsylvania. In the event that the Parties to this Agreement have diverse citizenship and/or the dispute at issue involves a federal question of law, then jurisdiction and venue may alternatively be in the United States District Court for the Middle District of Pennsylvania. Each of the parties expressly consents to the jurisdiction and venue set forth in this Section Twenty-One.

SECTION TWENTY-TWO
EXECUTION IN COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have duly executed and delivered, in Pennsylvania, this Agreement as of the date first written below.

THE BON-TON STORES, INC.

By:	/s/ BRENDAN L . HOFFMAN
	Brendan L. Hoffman	Date: April 30, 2012
President and Chief Executive Officer

ANTHONY BUCCINA

/s/ ANTHONY BUCCINA
Date: April 30, 2012

Attachment A

THE BON-TON STORES, INC.

RESTRICTED STOCK AGREEMENT

PERFORMANCE SHARES

This Restricted Stock Agreement -Performance Shares dated as of April , 2012 ("Agreement"), between The Bon-Ton Stores, Inc. (the "Company") and Anthony Buccina ("Grantee"). This Agreement is entered into pursuant to the provisions of the Plan (as defined below) and in connection with a certain employment agreement entered into by and between the Grantee and the Company as of April ___, 2012, (the employment agreement, including all amendments thereto being referred to herein as the "Employment Agreement"). All determinations regarding the vesting of Restricted Stock hereunder shall be made by the Committee (as defined below) consistent with the Plan's provisions regarding performance-based compensation.

1.           Definitions. As used herein:

(a) "Committee" means the Human Resources and Compensation Committee of the Board of Directors of the Company, or such other committee as may be designated by the Board of Directors pursuant to the Plan.

(b) "Date of Grant" means April _, 2012, the date on which the Company awards the Restricted Stock (the "Award"):

(c) "Forfeiture Date" means any date as of which Grantee's rights to all or any portion of the Restricted Stock are forfeited pursuant to applicable provisions of this Agreement.

(d) "Plan" means The Bon-Ton Stores, Inc. 2009 Omnibus Incentive Plan, as may be amended from time to time.

(e) "Restricted Period" with respect to any shares of Restricted Stock (as hereinafter defined) means the period beginning on the Date of Grant and ending on the Vesting Date for such shares.

(1) "Vesting Date" means the earlier of: (i) the date of Grantee's termination of employment by reason of death or disability, and (ii) the date as set in Paragraph 2 upon which the Restricted Stock shall vest.

All other capitalized terms used herein shall have the meaning set forth in the Plan except to the extent the context clearly requires otherwise. This Agreement is intended to be consistent with the terms of the Plan and is subject in all regards to the terms of the Plan. In any case where there is a conflict between the terms of this Agreement and the terms of the Plan, the conflict shall be resolved in favor of the Plan.

2.           Grant of Restricted Stock. Subject to the terms and conditions set forth herein and in the Plan, the Company grants to Grantee Thirty-Seven Thousand, Five Hundred (37,500) shares of the Company's Common Stock, par value $.01 (the "Restricted Stock"). The Restricted Stock is subject to vesting (or forfeiture) on the basis of the achievement of certain performance goals established for the Company's 2012 fiscal year (i.e., the fiscal year ending February 2, 2013). Except as otherwise provided herein, the Restricted Stock shall vest (or be forfeited) as follows:

(a) One hundred percent (100%) of the Restricted Stock become vested in the event the Company achieves the target financial objectives set by the Committee for Fiscal Year 2012. These performance targets shall be determined by the Committee consistent with the Plan and in the normal course (i.e., in the first quarter of the Company's 2012 fiscal year). The Committee may also establish vesting for less than one hundred percent of such shares based on achievement of financial objectives below the target financial objective.

(b) The Vesting Date with respect to the Restricted Stock shall be as of February 2, 2013, subject to the Committee's certification in writing of its determination of the level of achievement of the performance goals established in connection with the vesting of such shares of Restricted Stock (without regard to whether Grantee has remained employed by the Company or an Affiliate of the Company after the Vesting Date). Any portion of the Restricted Stock not vested as a result of such determination shall be considered as having been forfeited as of February 2, 2013.

(c) Any Restricted Stock that is not earned and vested on the effective date of the Grantee's termination of employment for any reason shall be forfeited (if not already forfeited), subject to the following and notwithstanding anything contained in the Plan documents to the contrary:

In the event that the Grantee, prior to February 2, 2013, is discharged without Cause or resigns for Good Reason (as defined in the Employment Agreement), the Restricted Stock shall become vested to the same extent such Restricted Stock would have become vested had the Grantee remained employed with the Company or an Affiliate of the Company through the date that the Committee makes a determination regarding the achievement of the performance goals established for the Company's 2012 fiscal year; provided, however, that no portion of the Restricted Stock shall be vested in such a situation unless the Grantee executes a general release of claims consistent with the release of claims as required under applicable provisions of the Employment Agreement.

3.           Restrictions on Restricted Stock. Subject to the terms and conditions set forth herein and in the Plan, Grantee shall not be permitted to sell, transfer, pledge or assign any Restricted Stock during such shares' Restricted Period.

4.           Lapse of Restrictions. Subject to the terms and conditions set forth herein and in the Plan, the restrictions on Restricted Stock set forth in Paragraph 3 shall lapse on such shares' Vesting Date.

5.           Forfeiture of Restricted Stock. Subject to the terms and conditions set forth herein and in the Plan, if Grantee's employment with the Company or an Affiliate of the Company terminates during the Restricted Period for any reason other than (i) death or disability, within the meaning of the Code, (ii) Grantee's resignation for Good Reason (as defined in the Employment Agreement), or (iii) Grantee's discharge without Cause (as defined in the Employment Agreement), Grantee shall forfeit any Restricted Stock still subject to restrictions as of the Forfeiture Date. Upon a forfeiture of any shares of Restricted Stock as provided in this Paragraph 5, the shares of Restricted Stock so forfeited shall be reacquired by the Company without consideration.

6.           Rights of Grantee. Except for the restrictions set forth in Paragraph 3 and the provisions respecting dividends on Restricted Stock set forth in Paragraph 7, during the Restricted Period Grantee shall have all of the rights of a shareholder with respect to the Restricted Stock, including the right to vote the Restricted Stock to the same extent that such shares could be voted if they were not subject to the restrictions set forth in this Agreement.

7.           Dividends on Restricted Stock. No dividends shall accrue or be paid to the Grantee with respect to any shares of Restricted Stock for any period prior to the date such shares become vested.

8.           Change of Control of the Company. In the event of a Change of Control (as defined, from time to time, in the Employment Agreement) on or before February 2, 2013, the Restricted Stock Performance shall become vested without regard to the achievement of the goals established for the Company's 2012 fiscal year on the third month anniversary of the date of the Change of Control, provided the Grantee remains employed by the Company or an Affiliate of the Company or, if applicable, a successor company, through such date, or on such earlier date following the Change of Control if the Grantee’s term of employment with the Company has ended, except for Cause, or if the Grantee is terminated by the Company or an Affiliate of the Company or, if applicable, a successor company, without Cause or resigns for Good Reason (as defined in the Employment Agreement).

9.           Notices. Any notice to be given to the Company shall be addressed to the General Counsel of the Company at its principal executive office, and any notice to be given to Grantee shall be addressed to Grantee at the address then appearing on the personnel records of the Company or the Affiliate of the Company by which he or she is employed, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when personally delivered, sent by recognized courier service, or by other messenger, or when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or cel1ification fees prepaid.

10.           Securities Laws. The Committee may from time to time impose any conditions on the Restricted Stock as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the conditions of Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended.

11.           Delivery of Shares. Upon a Vesting Date, the Company shall notify Grantee (or Grantee's personal representative, heir or legatee in the event of Grantee's death) that the restrictions on the Restricted Stock have lapsed, and shall, without payment from Grantee for such Restricted Stock, upon such Grantee's request deliver a certificate for such Restricted Stock without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, under Paragraph 10, provided that no certificates for shares will be delivered to Grantee (or to his or her personal representative, heir or legatee) until appropriate arrangements have been made with the Company for the withholding of any taxes which may be due with respect to such shares. The Company may condition delivery of certificates for shares upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws. The right to payment of any fractional shares shall be satisfied in cash, measured by the product of the fractional amount times the Fair Market Value of a share on the Vesting Date.

12.           Status of Restricted Stock. The Restricted Stock is intended to constitute property that is subject to a substantial risk of forfeiture during the Restricted Period, and subject to federal income tax in accordance with section 83 of the Code. Section 83 generally provides that Grantee will recognize compensation income with respect to the Restricted Stock on such Restricted Stock's Vesting Date in an amount equal to the then fair market value of the shares for which restrictions have lapsed. Alternatively, Grantee may elect, pursuant to Section 83(b) of the Code, to recognize compensation income for all or any part of the Restricted Stock at the Date of Grant in an amount equal to the fair market value of the Restricted Stock subject to the election on the Date of Grant. Such election must be made within 30 days of the Date of Grant and Grantee shall immediately notify the Company if such an election is made. Grantee should consult his or her tax advisors to determine whether a Section 83(b) election is appropriate.

13.           Administration. This Award has been granted pursuant to and is subject to the tem)s and provisions of the Plan. All questions of interpretation and application of the Plan and this Award shall be determined by the Committee. The Committee's determination shall be final, binding and conclusive.

14.           Award Not to Affect Employment. Nothing herein contained shall affect the light of the Company or any Affiliate to terminate Grantee's employment, services, responsibilities, duties, or authority to represent the Company or any Affiliate at any time for any reason whatsoever.

15.           Withholding of Taxes. Whenever the Company proposes or is required to deliver or transfer shares in connection with this Award, the Company shall have the right to (a) require Grantee to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such shares or (b) take whatever action it deems necessary to protect its interest with respect to tax liabilities. In addition, Grantee shall have the right to have such withholding tax requirements satisfied, either in whole or in part, by means of a relinquishment back to, the Company of a number of shares as to which Grantee's interest is fully vested having a Fair Market Value equal to the amount of such withholding tax requirements as Grantee indicates he wants to meet by such means.

16.           Compensation Recovery Policy. In addition to, and not in limitation of, the Company's rights under Paragraph 5, in the event of a restatement of the Company's financial statements, the Company may take action to recoup Restricted Stock in accordance with the Company's Compensation Recovery Policy (the "Policy").

17.           Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

18.           Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the day and year first above written.

THE BON-TON STORES, INC.

By: __________________________
Brendan L. Hoffman
President and Chief Executive Officer

Grantee:

__________________________
Anthony Buccina